http://www.gses.com

AT THE COMPANY
John V. Moran
Chief Executive Officer
Phone:  410-277-3741


FOR IMMEDIATE RELEASE

                 GSE Systems Completes $9.25 Million Financing

Baltimore, Maryland, March 8, 2006 - GSE Systems, Inc. (GSE) (AMEX - GVP), a leading global provider of training simulators and educational solutions to the power, process, manufacturing and Government sectors, announced today that it had completed its re-financing efforts.

On February 28, 2006, the Company raised $4.25 million in an offering of 8% Cumulative Convertible Preferred Stock and Warrants. The funds received were used (1) to retire the Company's $2.0 million Senior Subordinated Secured Convertible Note with Dolphin Direct Equity Partners, LP, (2) to pay down the Company's borrowings under its revolving credit facility, and (3) for other general working capital purposes. Dolphin participated in the Convertible Preferred Stock offering.

In a separate transaction which closed on March 8, 2006, the Company replaced its existing $1.5 million bank revolving line of credit with a two year $5.0 million revolving credit facility with Laurus Master Funds, Ltd.

John V. Moran, GSE's Chief Executive Officer, stated "We were very pleased with the response to our Convertible Preferred Stock offering - both from the perspective of interest in the Company and its growth strategy as well as the extraordinarily high quality of the investors. We are equally pleased that Dolphin remained a significant financial partner through its participation in the offering, and that we have added the strength of Laurus Funds to our financial team through our new revolving credit facility agreement. The proceeds from the Preferred Stock offering coupled with the revolving credit facility provide sufficient working capital to support the Company's growth for the foreseeable future."

                                      * * *

GSE  Systems,  Inc.  provides  training  simulators  and  educational solutions. The company has over three decades of experience, over 265 installations, and 100 customers in more than 25 countries. Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and Government sectors worldwide. GSE Systems is headquartered in Baltimore, Maryland. Our global locations include offices in St. Mary's, Georgia, Sweden, and China. Information about GSE Systems is available via the Internet at http://www.gses.com.

This news release contains forward-looking statements that involve risks and uncertainties. We use words such as "expects", "intends" and "anticipates" to indicate forward looking statements. The actual future results of GSE Systems may differ materially due to a number of factors, including but not limited to, delays in introduction of products or enhancements, size and timing of individual orders, rapid technological changes, market acceptance of new products and competition. These and other factors are more fully discussed in the Company's annual report, and in statements filed with the Securities and Exchange Commission.

If any one or more of these expectations and assumptions proves incorrect, actual results will likely differ materially from those contemplated by the forward-looking statements. Even if all of the foregoing assumptions and expectations prove correct, actual results may still differ materially from those expressed in the forward-looking statements as a result of factors we may not anticipate or that may be beyond our control. While we cannot assess the future impact that any of these differences could have on our business, financial condition, results of operations and cash flows or the market price of shares of our common stock, the differences could be significant. We do not undertake to update any forward-looking statements made by us.